EXHIBIT 4.2

BALLARD POWER SYSTEMS INC.

CONSOLIDATED SHARE DISTRIBUTION PLAN

AMENDED AS OF
February 28, 2018

TABLE OF CONTENTS
SECTION 1 PURPOSE, DEFINITIONS AND INTERPRETATION
1.1	Purpose	1
1.2	Definitions	1
1.3	Interpretation	11
SECTION 2 SHARE DISTRIBUTION
2.1	Eligibility	11
2.2	Maximum Shares to be Issued	11
2.3	Determination of Issue Price	12
SECTION 3 PERFORMANCE SHARE UNITS
3.1	Awards of Performance Share Units	12
3.2	Awards of Performance Share Units	12
3.3	Restriction Period	13
3.4	Conversion of Performance Share Units	14
3.5	Conversion of Performance Share Units of U.S. Participants	15
3.6	Limitations on Conversion; Forfeiture	15
3.7	Exceptions to Limitations	15
SECTION 4 DEFERRED SHARE UNITS FOR EXECUTIVE OFFICERS
4.1	Determination of Deferred Share Units for Eligible Executives	16
4.2	Annual Election	17
4.3	Termination of Service of Non-U.S. Executives	17
4.4	Termination of Service of U.S. Executives	19
4.5	Eligibility to be in the Total Discretion of the Board	19
4.6	Determination of Deferred Share Units during Blackout	19
SECTION 5 DEFERRED SHARE UNITS FOR DIRECTORS
5.1	Determination of Deferred Share Units for Directors	20
5.2	Annual Election	20
5.3	Termination of Service of Non-U.S. Directors	22
5.4	Termination of Service of U.S. Directors	23
SECTION 6 COMMON TERMS OF DEFERRED SHARE UNITS FOR EXECUTIVE OFFICERS AND DIRECTORS
6.1	Dividend Equivalents	24

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6.2	Eligible Executive's or Eligible Director's Account	24
SECTION 7 PLAN AMENDMENT AND TERMINATION
7.1	Plan Amendment	24
7.2	Plan Termination	26
SECTION 8 GENERAL
8.1	Effective Date of this Plan	27
8.2	Satisfaction of Performance Share Units and Deferred Share Units	27
8.3	Administration	27
8.4	Delegation	28
8.5	Regulatory and Shareholder Approval	28
8.6	Limitations on Issue	28
8.7	Specific Limitations on Issue to Directors	28
8.8	Adjustments and Reorganization	29
8.9	Applicable Trading Policies	30
8.10	Compliance with Law	30
8.11	Applicable Withholding Tax	31
8.12	No Right to Service	31
8.13	Nature of Performance Share Units and Deferred Share Units	32
8.14	No Other Benefit	32
8.15	Unfunded Plan	32
8.16	Foreign Participants	32
8.17	U.S. PSU Participants, U.S. Executives, U.S. Directors and Section 409A of the Code	33
8.18	Transferability of Awards	34
8.19	Successors and Assigns	34
8.20	Notice	34
8.21	Severance	35
8.22	Governing Law	35
8.23	Adoption of Plan	35

( ii )

BALLARD POWER SYSTEMS INC.
CONSOLIDATED SHARE DISTRIBUTION PLAN
Amended as of June 5, 2012

SECTION 1
 PURPOSE, DEFINITIONS AND INTERPRETATION
1.1	Purpose

The purpose of this Plan is to recognise contributions made by Employees and Directors and to promote a greater alignment of interests between Employees and Directors of the Corporation and the Subsidiaries and the shareholders by providing equity incentives.  Specifically, this Plan is used to:
(a)
annually recognize contributions made by certain Employees in accordance with the Corporation's bonus plan and allow certain Employees to participate in the long-term success of the Corporation through the granting of Performance Share Units and to satisfy any conversion, settlement or surrender of Performance Share Units; and

(b)
satisfy Annual Retainers and recognise contributions of certain senior executives that is reflective of the responsibility, commitment and risk accompanying their management role and to allow them to participate in the long-term success of the Corporation through the granting of Deferred Share Units and to satisfy any redemption of Deferred Share Units.

1.2	Definitions

As used in this Plan, the following terms have the following meanings:
"Accelerated Vesting Event" means the occurrence of any one of the following events:
(a)
a take-over bid (as defined in Securities Legislation) is made for Shares or Convertible Securities which, if successful would result (assuming the conversion, exchange or exercise of the Convertible Securities, if any, that are the subject of the take-over bid) in any person or persons acting jointly or in concert

(as determined under Securities Legislation) or persons associated or affiliated with such person or persons (as determined under Securities Legislation) beneficially, directly or indirectly, owning shares that would, notwithstanding any agreement to the contrary, entitle the holders thereof for the first time to cast more than 50% of the votes attaching to all shares in the capital of the Corporation that may be cast to elect Directors;

(b)
the acquisition or continuing ownership by any person or persons acting jointly or in concert (as determined under Securities Legislation), directly or indirectly, of Shares or of Convertible Securities, which, when added to all other securities of the Corporation at the time held by such person or persons, persons associated with such person or persons, or persons affiliated with such person or persons (as determined under Securities Legislation) (collectively, the "Acquirors"), and assuming the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquirors, results in the Acquirors beneficially owning shares that would, notwithstanding any agreement to the contrary, entitle the holders thereof for the first time to cast more than 50%  of the votes attaching to all shares in the capital of the Corporation that may be cast to elect Directors;

(c)	the sale, lease, exchange or other disposition of all or substantially all of the Corporation's assets, other than to a Subsidiary;

(d)
an amalgamation, merger, arrangement or other business combination (a "Business Combination") involving the Corporation that results in the security holders of the parties to the Business Combination other than Ballard owning, directly or indirectly, shares of the continuing entity that entitle the holders thereof to cast more than 50% of the votes attaching to all shares in the capital of the continuing entity that may be cast to elect directors; or

(e)
any other transaction, a consequence of which is to Privatize the Corporation, receives the approval of, or is accepted by, the security holders of the Corporation (or all classes of security holders of the Corporation whose approval or acceptance is required) or, if their approval or acceptance is not required in the circumstances, is approved or accepted by the Corporation;

Notwithstanding the foregoing, for purposes of PSUs of Retirement-Eligible U.S. PSU Participants and the PSUs of other U.S. PSU Participants that are not exempt from Code Section 409A (as a result of the terms of the applicable PSU Agreement), an event described in paragraphs (a) or (e) above shall constitute an Accelerated Vesting Event if and when such event results in an objectively determinable change in ownership, change in effective control or sale of substantially all of the assets of the Corporation as described in paragraphs (b), (c) or (d) above, and such event also constitutes a change in ownership, change in effective control or sale of substantially all of the assets of the Corporation as defined under Code Section 409A and applicable guidance thereunder.
 "Annual Retainer" for a particular Director means either:
(a)
the aggregate of the annual retainer (including any additional amounts payable for serving as lead Director or committee Chair or member of a committee) and the Attendance Fee, payable to that Director, or

(b)	the annual retainer (which may include any additional amounts payable for serving as lead Director or committee Chair or member of a committee), payable to that Director,

as determined by the Board;
"Associate", unless otherwise specified, has the meaning ascribed thereto in Securities Legislation;
"Applicable Laws" means all applicable federal, provincial and foreign laws, rules and regulations, the rules, regulations and requirements of any stock exchange(s) on which the Shares are listed for trading;
"Applicable Withholding Tax" has the meaning set forth in Section 8.11;
"Attendance Fee" means, for any 12-month period, amounts payable to a Director as a Board meeting attendance fee or a committee meeting attendance fee;
"Blackout" means a black-out period or other trading restriction imposed by the Corporation;
"Board" means the board of directors of the Corporation;
"Code" means the United States Internal Revenue Code of 1986, as amended;

"Committee" means the Corporate Governance & Compensation Committee of the Board, or any other committee to which the Board delegates responsibility for the interpretation and administration of this Plan;
"Convertible Securities" means securities convertible into, exchangeable for or representing the right to, acquire Shares;
"Corporation" means Ballard Power Systems Inc.;
"Deferred Share Unit" or "DSU" means a right granted by the Corporation to an Eligible Executive or an Eligible Director under Section 4 or Section 5, respectively, to receive, on a deferred payment basis, a Share on the terms and conditions set out in this Plan;
"Director" means a member of the Board;
"DSU Credit Dates" means the last day of each calendar quarter or such other dates as determined by the Board in its sole discretion;
"Effective Date" means the date on which this Plan becomes effective as determined under Section 8.1;
"Eligible Director" means any director of the Corporation who is not an officer of the Corporation and who elects to participate with respect to Deferred Share Units in this Plan; it being understood that for the purposes of this Plan, the Chairman of the Board shall not be considered to be an officer of the Corporation;
"Eligible Executive" means such executive officer of the Corporation as the Board may designate from time to time as eligible to participate, with respect to Deferred Share Units, in this Plan;
"Eligible Remuneration" means all amounts payable to an Eligible Director by the Corporation as determined by the Board in its sole and absolute discretion, including all or part of amounts payable in satisfaction of the Annual Retainer payable to an Eligible Director or in satisfaction of rights or property surrendered by an Eligible Director to the Corporation; it being understood that the amount of Eligible Remuneration payable to any Eligible Director may be calculated by the Board in a different manner than Eligible Remuneration payable to another Eligible Director;
"Employee" means a permanent employee (including Officers, whether or not Directors) of the Corporation or of a Subsidiary, and for greater certainty, includes:

(a)	a part-time employee of the Corporation or a Subsidiary; and

(b)
an individual that is seconded to the Corporation or a Subsidiary who is approved for participation in this Plan by the Board and in respect of whom, to the extent necessary, the Corporation has qualified by way of an exemption, or has obtained an order from any securities commission or other regulatory authority having jurisdiction over the granting of Registered Share Units, provided that an individual will cease to be an Employee on the last day on which the individual works for the Corporation or a Subsidiary;
"Fair Market Value" means not less than the closing sale price per Share at which Shares are traded on the TSX (in respect of a Deferred Share Unit issued or to be issued to a person who is resident in any country other than the U.S.) or NASDAQ (in respect of a Deferred Share Unit issued or to be issued to a person who is resident in the U.S.) on the relevant date.  If the Shares are not listed on the TSX or NASDAQ, the Fair Market Value will be the value established by the Board based on the average of the closing prices per Share on any other public exchange on which the Shares are listed, or if the Shares are not listed on any public exchange, by the Board based on its determination of the fair value of the Shares;
"Filing Date" for the purpose of Section 4.3(b) and Section 5.3(b), the date on which the relevant notice is filed or deemed to be filed with the Secretary of the Corporation in accordance with Section 4.3(a) or 5.3(a), respectively, provided, however, that the Corporation shall have the discretion to defer the Filing Date to any other date if such deferral is, in the sole opinion of the Corporation, desirable to ensure compliance with Section 8.9;
"Incentive Bonus" means all discretionary awards, based on corporate performance and an individual's contribution to the Corporation's results that may be payable to an Eligible Executive by the Corporation as determined by the Board in their sole and absolute discretion pursuant to the Corporation's bonus plan, in respect of a Performance Period;
"Insider" means:
(a)	an insider of the Corporation as defined in Securities Legislation, other than a person who is excluded (in the relevant context) as such by virtue of a policy, staff notice,

guidance, rule or requirement of the TSX (including the provisions of the TSX Company Manual); and

(b)	an associate or affiliate (as determined under Securities Legislation) of a person who is an Insider by virtue of (a) above;

"NASDAQ" means the Nasdaq Global Market;
"Officer" means an individual who is an officer of the Corporation or a Subsidiary;
"Performance Period" means, in respect of any particular award of Deferred Share Units to an Eligible Executive, the fiscal year for which the corresponding Incentive Bonus is calculated;
"Performance Share Unit" or "PSU" means a right granted by the Corporation to an Employee under Section 3 to receive, on a deferred payment basis, a Share on the terms and conditions set out in this Plan;
"Performance Share Unit Agreement" means a written agreement between the Corporation and the PSU Participant, in substantially the form set out in Schedule A;
"Plan" means this Consolidated Share Distribution Plan, as amended from time to time;
"Predecessor Plans" means the Corporation's Restricted Share Unit Plan, Deferred Share Unit Plan for Executive Officers and Deferred Share Unit Plan for Directors, in each case, dated effective as of December 31, 2008;
"Privatize the Corporation" means any transaction or other act a consequence of which is that the Shares of the Corporation will no longer be listed and posted for trading on any nationally recognized stock exchange in Canada or the United States (such as the TSX, the New York Stock Exchange or NASDAQ);
"Regulatory Approval" means the approval of the TSX and every other stock exchange or securities regulatory agency whose approval is required in the circumstances;
"Remuneration Period" means the period commencing on the date on which Directors are elected at the annual meeting of shareholders of the Corporation and ending on the next succeeding annual meeting, or where the context requires, any portion of such period;

"PSU Participant" means an Employee who has been awarded Performance Share Units under Section 3;
"Restriction Period" means, in respect of any particular award of Performance Share Units, the period commencing on the date of the award of such Performance Share Units and ending on the earlier of:
(a)
the date, not to exceed three years less one day from the date upon which the Performance Share Units were awarded, specified in the written agreement under which the Performance Share Units were awarded as being the date upon which the Restriction Period expires; and

(b)	the date upon which an Accelerated Vesting Event occurs,

provided, however, that in the event that the last day of a Restriction Period would otherwise occur during a Blackout that Restriction Period is extended to the business day following the date on which the Blackout is lifted, terminated or removed;
"Retired" with respect to a PSU Participant, means:
(a)	with respect to an Officer or Employee, the termination of his or her employment; or

(b)	with respect to a Director the resignation of his or her office,

for any reason, except where such termination or resignation occurs due to any act or omission of the Director, Officer or Employee that would in law permit the Corporation or Subsidiary to, without notice or payment in lieu of notice, terminate the individual or due to the Director, Officer or Employee dying or becoming Totally Disabled, in each case, in circumstances in which such person has performed valuable service for the Corporation and/or its Subsidiaries and the Board, in its sole discretion, determines such person should be treated as retired or retiring under Section 3 of the Plan, having regard to their age, length of service and the circumstances surrounding their resignation or termination, provided that no Director, Officer or Employee shall be subject to mandatory retirement due to the exercise of the Board's discretion outlined herein or any other provision of this Plan;
"Retirement-Eligible U.S. PSU Participant" means a U.S. PSU Participant who has met at the time of grant of a PSU, or who will meet during the Restricted Period of a PSU, the age, period-of-service and any other threshold requirements to be eligible to retire in accordance with the

Corporation's established retirement policy, as in effect from time to time and whose PSUs are subject to Code Section 409A.
 "Securities Legislation" means the laws, rules and regulations applicable in the Canadian jurisdiction in which the Corporation's principal securities regulator is located in includes, at the date hereof, Multilateral Instrument 62-104 (Take-Over Bids and Issuer Bids);
"Separation from Service" has the meaning given to it in section 409A of the Code and applicable regulations;
"Share" means a common share in the capital of the Corporation;
"Share Compensation Arrangement" has the meaning ascribed to "security based compensation arrangement" in section 613(b) of the TSX Company Manual, as amended from time to time, and includes this Plan;
"Specified Employee" means an individual who is a specified employee for purposes of section 1.409A-1(i) of the U.S. Treasury Regulations, as determined in accordance with such regulations;
"Subsidiary" means a subsidiary of the Corporation, as determined in accordance with Securities Legislation;
"Termination Date" means, in respect of an Eligible Executive for the purposes of Deferred Share Units, that Eligible Executive's last day of employment with the Corporation provided, however, that for U.S. Directors and U.S. Executives it means the day on which that person experiences a Separation from Service with the Corporation;
"Terminated Service" means:
(a)	in respect of an Eligible Executive, that that Eligible Executive has, except as a result of death, ceased to be an employee of the Corporation on the Termination Date; and

(b)	in respect of an Eligible Director, that that Eligible Director has, except as a result of death, ceased to be a director of the Corporation,

provided that for U.S. Executives and U.S. Directors it means that the U.S. Executive or U.S. Director has, except as a result of death, experienced a Separation from Service with the Corporation;
the "last day on which the individual works for the Corporation or a Subsidiary" means:

(a)	with respect to a PSU Participant whose employment is voluntarily terminated by such individual, the last day on which the individual reported for work to the Corporation or a Subsidiary; and

(b)	with respect to a PSU Participant whose employment has been terminated by the Corporation or a Subsidiary:

(i)	other than for cause, either:

(A)	the day specified by the Corporation or such Subsidiary in writing to the individual as being the last day on which the individual is to report for work for the Corporation or a Subsidiary; or

(B)
if such individual is given pay in lieu of advance notice of a pending effective date of termination, the day on which such notice of termination is given in writing by the Corporation or such Subsidiary to the individual; and

(ii)	for cause, the day on which the notice of termination was given;

"Totally Disabled", with respect to a PSU Participant, means that the PSU Participant:
(a)
is unable to engage in a substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)
is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees;

"TSX" means the Toronto Stock Exchange;
"U.S. Director" means a Director whose benefit under this Plan is subject to U.S. federal income tax;
"U.S. Executive" means an Eligible Executive whose benefit under this Plan is subject to U.S. federal income tax; and

"U.S. PSU Participant" means a PSU Participant whose benefit under this Plan is subject to U.S. federal income tax.
1.3	Interpretation

In this Plan:
(a)
references to awards made or granted under this Plan or a Section of it shall be deemed to include equivalent awards made or granted under any Predecessor Plan which are outstanding as of the Effective Date;

(b)
a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

(c)	references to Sections are to sections of this Plan;

(d)	unless the context requires otherwise, words importing the singular include the plural and vice versa; and

(e)	all headings and titles are included for convenience only and they are to be ignored in the interpretation of this Plan.

SECTION 2
 SHARE DISTRIBUTION
2.1	Eligibility

The Board may only issue Shares under this Plan to satisfy the redemption or conversion of any Deferred Share Units or Performance Share Units.
2.2	Maximum Shares to be Issued

The aggregate number of Shares that may be reserved for issuance under this Plan, when aggregated with the number of Shares reserved for issuance under the Corporation's Consolidated Share Option Plan, shall not exceed 8.5% of the Shares then issued and outstanding (on a non-diluted basis).  For greater certainty, any increase in the issued and outstanding Shares will result in an increase in the number of Shares available under this Plan and the Corporation's Consolidated Share Option Plan and any exercise, conversion, redemption, expiry, termination or surrender of an award made under this Plan or the Corporation's

Consolidated Share Option Plan will make new Shares available under this Plan and the Corporation's Consolidated Share Option Plan.
2.3	Determination of Issue Price

The issue price of the Shares issued under this Plan on conversion, redemption or maturity of Deferred Share Units or Performance Share Units, will be not less than the closing price per share for the Shares on the TSX (in the case of Shares issued to a person who is resident in any country other than the U.S.) or NASDAQ (in the case of Shares issued to a person who is resident in the U.S.) on the last trading day on the TSX or NASDAQ before the date on which the relevant Deferred Share Units or Performance Share Units were granted.
SECTION 3
 PERFORMANCE SHARE UNITS
3.1	Awards of Performance Share Units

The Board, at any time and from time to time, may in its sole discretion select Employees to whom Performance Share Units are awarded under Section 3 and will specify the number of Performance Share Units awarded to each PSU Participant, the Restriction Period in respect of such Performance Share Units and any performance criteria or other conditions relating to an award that are consistent with this Plan and that the Board deems appropriate.  The award of Performance Share Units in any year to any Employee is intended to be in the nature of a reward for services rendered or, subject to certain performance criteria, to be rendered in respect of or over any specified period.  Any award made to a PSU Participant will not oblige the Board to make any subsequent awards to that PSU Participant.
3.2	Awards of Performance Share Units

Each award of Performance Share Units will be evidenced by a Performance Share Unit Agreement, which contains the terms and conditions specified by Section 3, and such other terms and conditions as the Board in its sole discretion specifies.  At any time prior to the expiry of the Restriction Period in respect of a particular award of Performance Share Units, the Board may, in its sole discretion, amend any performance criteria or other conditions specified in the award of such Performance Share Units, provided that such amendment does not adversely affect the rights of the PSU Participant in respect of such Performance Share Units, and provided further that with respect to the PSUs of U.S. PSU Participants any such amendment will be undertaken in a manner that will not result in adverse tax consequences under Code Section 409A.
3.3	Restriction Period

Unless otherwise specified in the Performance Share Unit Agreement awarding Performance Share Units to an Employee, the Restriction Period in respect of a particular award of Performance Share Units will commence on the date of the award of such Performance Share Units and end on the earlier of:
(a)	the date which is three years less one day after the day upon which such Performance Share Units were awarded; and

(b)	the date upon which an Accelerated Vesting Event occurs.

Notwithstanding the foregoing or any other provision of this Plan, and except with respect to PSUs of Retirement-Eligible U.S. PSU Participants and other U.S. PSU Participants whose PSUs are by their terms subject to Code Section 409A, the occurrence of an Accelerated Vesting Event which is a result of the making of a take-over bid (as contemplated in paragraph (a) of the definition of Accelerated Vesting Event) will have no effect on the date on which the Restriction Period in respect of a particular award of Performance Share Units will end unless the Board so determines.  In such circumstances, the Board will have the power, at its sole discretion and without being required to obtain the approval of shareholders or the holder of any Performance Share Unit, to make such changes to the terms of Performance Share Units as it considers fair and appropriate in the circumstances, including but not limited to: (i) the date on which the Restriction Period ends, conditionally or unconditionally; or (ii) otherwise modifying the terms of any Performance Share Unit to assist the holder to tender into such take-over bid, provided that no such change shall extend the Restriction Period in respect of any Performance Share Unit beyond the date set out in paragraph (a) of this Section 3.3 in respect of the Performance Share Unit.  The determination of the Board in respect of any such Accelerated Vesting Event shall for the purposes of this Plan be final, conclusive and binding.
On the occurrence of an Accelerated Vesting Event (but in the case of an Accelerated Vesting Event which is the result of the making of a take-over bid (as contemplated in paragraph (a) of the definition of Accelerated Vesting Event) only if the Board determines that such event affects the date on which the Restriction Period in respect of a particular award of Performance Share Units will end), the Board may, in its sole and absolute discretion waive or deem to be satisfied any performance criteria or other conditions specified in the award of such Performance Share Units.
3.4	Conversion of Performance Share Units

Subject to Section 3.5, on the last day of the relevant Restriction Period, a particular award of Performance Share Units will convert and the Corporation will issue to the PSU Participant that number of Shares, disregarding any fractions of a Share and net of Applicable Withholding Tax, equal to the number of Performance Share Units specified in such award, provided that:
(a)	the Performance Share Units have not expired prior to the last day of the Restriction Period; and

(b)	any performance criteria or other conditions specified in the award of such Performance Share Units has been satisfied (or has been deemed to be satisfied).

If any performance criteria or other conditions specified in an award of Performance Share Units has not been satisfied (or deemed to be satisfied) on or prior to the last day of the Restriction Period, those Performance Share Units will expire and the PSU Participant will not be entitled to be issued any Shares in respect of those Performance Share Units.  The Shares issued upon conversion of Performance Share Units will be considered fully paid in consideration of past services rendered that are not less in value than the fair equivalent of the money that the Corporation would have received if the Shares had been issued for money on the date on which the Performance Share Units were granted.
3.5	Conversion of Performance Share Units of U.S. Participants

With respect to U.S. PSU Participants whose Performance Share Units convert and who are entitled to receive Shares issued to them in respect of Performance Share Units in accordance with the provisions of this Section 3, the conversion and issue of Shares with respect to such Performance Share Units will in all cases occur as soon as administratively feasible following the last day of the Restriction Period, but in all events by the earlier of the 90th day following the last day of the Restriction Period and March 15th of the year following the year in which the last day of the Restriction Period occurs, and no U.S. PSU Participant shall have any ability to designate or influence the taxable year in which any such conversion and delivery of Shares occurs.

3.6	Limitations on Conversion; Forfeiture

Notwithstanding Section 3.4 and Section 3.5 but subject to Section 3.7, in the event that, prior to the end of a Restriction Period, a PSU Participant's employment with the Corporation or a Subsidiary is terminated, either by the PSU Participant or by the Corporation or a Subsidiary, all Performance Share Units awarded to that PSU Participant will expire, and be null and void and incapable of being converted into Shares, on and after the last day on which the individual works for the Corporation or a Subsidiary (for any reason other than death or the PSU Participant being Totally Disabled or Retired).
3.7	Exceptions to Limitations

Notwithstanding Section 3.6:
(a)
if a PSU Participant ceases to work for the Corporation or a Subsidiary by reason that he or she is Totally Disabled or by reason of his or her death, the Restriction Period in respect of every award of Performance Share Units to such PSU Participant will end, any performance criteria or other conditions specified in any award of Performance Share Units will, unless otherwise specified in the award, be deemed to have been satisfied and the PSU Participant or the PSU Participant's estate or legal representative, as the case may be, will be entitled to receive any Shares issuable upon conversion of all outstanding Performance Share Units awarded to the PSU Participant.

(b)
if a PSU Participant ceases to work for the Corporation or a Subsidiary, in circumstances where such PSU Participant is considered to have Retired, the PSU Participant will be entitled to receive any Shares issuable upon conversion of all outstanding Performance Share Units awarded to the PSU Participant, subject to the terms and conditions of this Plan as if the PSU Participant had continued to work for the Corporation or the Subsidiary, as applicable.  For greater certainty, where a PSU Participant is considered to have Retired, every award of Performance Share Units to the PSU Participant will continue to be subject to the Restriction Period pursuant to Section 3.3 of the Plan or any Performance Share Unit Agreement, as applicable, and any performance criteria or other conditions as specified in the award of such Performance Share Units.

(c)
If a PSU Participant who is deemed to have Retired dies, the PSU Participant's estate shall be entitled to receive any shares issuable upon the conversion of all outstanding Performance Share Units awarded to the PSU Participant in accordance with Section 3.7(a) as if the PSU Participant had ceased to work for the Corporation or a Subsidiary due to their death.

SECTION 4
 DEFERRED SHARE UNITS FOR EXECUTIVE OFFICERS
4.1	Determination of Deferred Share Units for Eligible Executives

Subject to terms of this Plan and any rules, approvals and conditions as the Board may impose, an Eligible Executive may elect to receive his or her Incentive Bonus in the form of Deferred Share Units.  Deferred Share Units pursuant to this Plan will be credited to an account maintained for each Eligible Executive by the Corporation once a year at the time Incentive Bonuses are paid. The number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) to be credited to an Eligible Executive will be determined on the date approved by the Board by dividing the amount of the Incentive Bonus to be deferred into Deferred Share Units by the Fair Market Value per Share on that date.
4.2	Annual Election

(a)
Each Eligible Executive who is not a U.S. Executive may elect, with respect to any particular Performance Period, to receive a percentage (from zero to one hundred percent) of his or her Incentive Bonus in the form of Deferred Share Units.  The election must be completed, signed and delivered to the Corporation before the earlier of:  (a) the last business day of the Performance Period or (b) the date occurring during the Performance Period that the Corporation has determined or paid the Incentive Bonus for that Performance Period.  If no election is made in respect of a particular Performance Period, such Eligible Executive will receive the Incentive Bonus in cash.

(b)
Each Eligible Executive who is a U.S. Executive may elect, with respect to any particular Performance Period, to receive a percentage (from zero to one hundred percent) of his or her Incentive Bonus in the form of Deferred Share Units.  The election must be completed, signed and delivered to the Corporation with respect to any Incentive Bonus, on or before the day prior to the first day of the fiscal year which constitutes the applicable Performance Period.  If no election is made in respect of a particular Performance Period, such Eligible Executive will receive the Incentive Bonus in cash.

(c)
If an Eligible Executive who is not a U.S. Executive has Terminated Service during the Performance Period, the Eligible Executive will not be entitled to elect to receive any portion of the Incentive Bonus for such Performance Period in the form of Deferred Share Units.

4.3	Termination of Service of Non-U.S. Executives

(a)
An Eligible Executive who is not a U.S. Executive who has Terminated Service may receive Shares in respect of the Deferred Share Units credited to the Eligible Executive's account (determined in accordance with Section 4.3(b) by filing with the Secretary of the Corporation a notice of redemption in the form prescribed from time to time by the Corporation on or before December 15 of the first calendar year commencing after the date of the Eligible Executive's Terminated Service.  If the Eligible Executive fails to file such notice on or before that December 15, the Eligible Executive will be deemed to have filed with the Secretary of the Corporation a notice of redemption on that December 15.

(b)
Upon receipt or deemed receipt of a notice of redemption, the Corporation shall issue one Share for each whole Deferred Share Unit to the Eligible Executive (net of any Applicable Withholding Tax).  Such payment shall be made by the Corporation as soon as reasonably possible following the Filing Date.  In no event will payment be made later than December 31 of the first calendar year commencing after the Eligible Executive has Terminated Service.

(c)
In the event of the death of an Eligible Executive who is not a U.S. Executive, the Corporation will, within two months of the Eligible Executive's death, issue one Share for each whole Deferred Share Unit credited to the deceased Eligible Executive's account (net of any Applicable Withholding Tax) to or for the benefit of the legal representative of the Eligible Executive.

(d)
If an Eligible Executive who is not a U.S. Executive who dies after the Eligible Executive has Terminated Service but before filing a notice of redemption with the Corporate Secretary of the Corporation, Section 4.3(c) will apply provided that, in no event will payment be made later than December 31 of the first calendar year commencing after the Eligible Executive has Terminated Service.

(e)
Fractional Shares shall not be issued, and where an Eligible Executive, or a deceased Eligible Executive's legal representative, would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Corporation shall pay to such Eligible Executive or legal representative, in lieu of such fractional Share, cash equal to the Fair Market Value of such fractional Share, calculated as at the day before such payment is made.

4.4	Termination of Service of U.S. Executives

(a)
In the event that an Eligible Executive who is a U.S. Executive has Terminated Service, the Corporation will issue one Share for each whole Deferred Share Unit credited to the Eligible Executive's account (net of any Applicable Withholding Tax) to the Eligible Executive.  Subject to Section 8.9, such payment shall be made by the Corporation on the first business day of the month following the date that is six months after the date of the Eligible Executive's Termination Date.

(b)
In the event of the death of an Eligible Executive who is a U.S. Executive, the Corporation will issue one Share for each whole Deferred Share Unit credited to the deceased Eligible Executive's account (net of any Applicable Withholding Tax) to or for the benefit of the legal representative of the Eligible Executive.  Subject to Section 8.9, such payment shall be made by the Corporation on the first business day of the month following the date that is six months after the death of the Eligible Executive who is a U.S. Executive.

(c)
Fractional Shares shall not be issued, and where an Eligible Executive, or a deceased Eligible Executive's legal representative, would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Corporation shall pay to such Eligible Executive or legal representative, in lieu of such fractional Share, cash equal to the Fair Market Value of such fractional Share, calculated as at the day before such payment is made.

4.5	Eligibility to be in the Total Discretion of the Board

No executive officer shall have any right or entitlement to be selected or designated as an Eligible Executive by the Board. The selection or designation of any executive officer shall be in the sole and absolute discretion of the Board and any decision of the Board shall be final, binding and conclusive on all parties concerned.
4.6	Determination of Deferred Share Units during Blackout

In the event the Board approves the issue of Deferred Share Units to an Eligible Executive as contemplated by this Plan at a meeting of the Board that occurs during a Blackout the number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) to be credited to the Eligible Executive will be determined on the first trading day after the day on which the Blackout is lifted, terminated or removed by dividing the amount of the Incentive Bonus to be deferred into Deferred Share Units by the Fair Market Value per Share on the first trading day after the day on which the Blackout is lifted, terminated or removed.
SECTION 5
 DEFERRED SHARE UNITS FOR DIRECTORS
5.1	Determination of Deferred Share Units for Directors

Subject to terms of this Plan and any rules, approvals and conditions as the Board may impose, an Eligible Director may elect to receive his or her Eligible Remuneration in the form of Deferred Share Units.  Deferred Share Units pursuant to this Plan will be credited to an account maintained for each Eligible Director by the Corporation.  The number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) to be credited to an Eligible Director on each DSU Credit Date will be determined by dividing the amount of the Eligible Remuneration to be deferred into Deferred Share Units in respect of the then current Remuneration Period by the Fair Market Value per Share on the DSU Credit Date.
5.2    Annual Election
Subject to terms of this Plan and any rules, approvals and conditions as the Board may impose,

(a)
each Eligible Director who is not a U.S. Director may elect, with respect to a Remuneration Period, to be paid a percentage (from zero to one hundred percent) of his or her Eligible Remuneration that represents the Annual Retainer, net of any Applicable Withholding Taxes, in Deferred Share Units, with the balance, if any, being paid in cash.  The election must be completed, signed and delivered to the Corporation:

(i)
subject to (ii), for any other Remuneration Period, by April 15 of each year, in which case the election will apply to all amounts of the Annual Retainer payable with respect to services rendered during the entire Remuneration Period, and

(ii)
for an Eligible Director who is not a U.S. Director and who was not an Eligible Director either on the Effective Date or on April 15 of a particular year, within 30 days of becoming an Eligible Director, in which case the election will only apply to the portion of the Annual Retainer payable with respect to services rendered no earlier than 30 days after the delivery of the election.

(b)
each Eligible Director who is a U.S. Director may elect, with respect to a Remuneration Period, to be paid a percentage (from zero to one hundred percent) of his or her Eligible Remuneration that represents the Annual Retainer, net of any Applicable Withholding Taxes, in Deferred Share Units, with the balance, if any, being paid in cash.  The election must be completed, signed and delivered to the Corporation:

(i)
subject to (ii), for any Remuneration Period, by December 31 of each year, in which case the election will apply to all amounts of the Annual Retainer payable with respect to services rendered during the following calendar year, notwithstanding the fact that services rendered during the latter portion of the calendar year are rendered in a subsequent fiscal year.  When an Eligible Director who is a U.S. Director makes an election relating to Deferred Share Units for a period of performance for which the Corporation has not yet determined the total number of Deferred Share Units that will be payable as compensation to that Eligible Director for the period in question, the Eligible Director's election must specify the percentage of compensation that the Eligible Director elects to receive in Deferred Share Units, and the Corporation will apply the percentages set out in the election to the compensation at the time that the Corporation determines the number of Deferred Share Units that will be payable during the performance period for which the election is made; and

(ii)
for an Eligible Director who is a U.S. Director and who was not an Eligible Director either on the Effective Date or on December 31 of a particular year and who has not previously participated in this Plan or any other plan that is required to be aggregated with this Plan for purposes of section 409A of the Code, within 30 days of becoming an Eligible Director, in which case the election will only apply to the portion of the Annual Retainer payable with respect to services rendered no earlier than 30 days after the delivery of the election.

(c)	If no election is made in respect of a particular calendar year, the new or existing Eligible Director will receive the Eligible Remuneration in cash.

5.3	Termination of Service of Non-U.S. Directors

(a)
An Eligible Director who is not a U.S. Director and who has Terminated Service may receive Shares in respect of the Deferred Share Units credited to the Eligible Director's account (determined in accordance with Section 5.3(b) by filing with the Secretary of the Corporation a notice of redemption in the form prescribed from time to time by the Corporation on or before December 15 of the first calendar year commencing after the date of the Eligible Director's Terminated Service).  If the Eligible Director fails to file such notice on or before that December 15, the Eligible Director will be deemed to have filed with the Secretary of the Corporation a notice of redemption on that December 15.

(b)
Upon receipt or deemed receipt of a notice of redemption, the Corporation shall issue one Share for each whole Deferred Share Unit to the Eligible Director (net of any Applicable Withholding Tax).  Such payment shall be made by the Corporation as soon as reasonably possible following the Filing Date.  In no event will payment be made later than

December 31 of the first calendar year commencing after the Eligible Director has Terminated Service.

(c)
In the event of the death of an Eligible Director who is not a U.S. Director, the Corporation will, within two months of the Eligible Director's death, issue one Share for each whole Deferred Share Unit credited to the deceased Eligible Director's account (net of any Applicable Withholding Tax) to or for the benefit of the legal representative of the Eligible Director.

(d)
If an Eligible Director who is not a U.S. Director dies after the Eligible Director has Terminated Service but before filing a notice of redemption with the Corporate Secretary of the Corporation, Section 5.3(c) will apply provided that, in no event will payment be made later than December 31 of the first calendar year commencing after the Eligible Director has Terminated Service.

(e)
Fractional Shares shall not be issued, and where an Eligible Executive, or a deceased Eligible Executive's legal representative, would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Corporation shall pay to such Eligible Executive or legal representative, in lieu of such fractional Share, cash equal to the Fair Market Value of such fractional Share, calculated as at the day before such payment is made.

5.4	Termination of Service of U.S. Directors

(a)
In the event that an Eligible Director who is a U.S. Director has Terminated Service, the Corporation will issue one Share for each whole Deferred Share Unit credited to the Eligible Director's account (net of any Applicable Withholding Tax) to the Eligible Director.  Except as otherwise provided herein and subject to Section 8.9, such payment shall be made by the Corporation as soon as reasonably possible (but in all events within ninety days) following the first date on which the Eligible Director has Terminated Service.  Notwithstanding the foregoing, if an Eligible Director who is a U.S. Director is, at the commencement of Terminated Service, a Specified Employee, then the payment (delivery of Shares) will be delayed at least six (6) months following such commencement of Terminated Service and will occur on the first business day following the expiration of that six (6) month period.

(b)
In the event of the death of an Eligible Director who is a U.S. Director, the Corporation will issue one Share for each whole Deferred Share Unit credited to the deceased Eligible Director's account (net of any Applicable Withholding Tax) to or for the benefit of the legal representative of the Eligible Director.  Subject to Section 8.9, such payment shall be made by the Corporation as soon as reasonably possible (but in all cases within ninety days) following the date of death of the Eligible Director.

(c)
Fractional Shares shall not be issued, and where an Eligible Executive, or a deceased Eligible Executive's legal representative, would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Corporation shall pay to such Eligible Executive or legal representative, in lieu of such fractional Share, cash equal to the Fair Market Value of such fractional Share, calculated as at the day before such payment is made.

SECTION 6
COMMON TERMS OF DEFERRED SHARE UNITS FOR EXECUTIVE
OFFICERS AND DIRECTORS
6.1	Dividend Equivalents

On any date on which a dividend is paid on Shares, an Eligible Executive's or Eligible Director's account will be credited with the number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) calculated by (i) multiplying the amount of the dividend per Share by the aggregate number of Deferred Share Units that were credited to the Eligible Executive's or Eligible Director's account as of the record date for payment of the dividend, and (ii) dividing the amount obtained in (i) by the Fair Market Value on the date on which the dividend is paid.
6.2	Eligible Executive's or Eligible Director's Account

A written confirmation of the balance in each Eligible Executive's or Eligible Director's account will be sent by the Corporation to the Eligible Executive or Eligible Director upon request of the Eligible Executive or Eligible Director, as the case may be.

SECTION 7
 PLAN AMENDMENT AND TERMINATION
7.1	Plan Amendment

Notwithstanding any other provision of this Plan, but subject to any stock exchange or regulatory requirement at the time of any such amendment, and any limitations required to ensure continued compliance with Code Section 409A if and to the extent it is applicable, the Board may at any time, and from time to time, and without obtaining shareholder approval, amend any provision of this Plan and/or any Performance Share Unit and/or Deferred Share Unit governed by it (whether outstanding or otherwise), including, without limitation, any of the following amendments:
(a)	amendments to the definitions within this Plan and other amendments of a clerical nature;

(b)
amendments to any provisions relating to the issuance of Shares, granting or conversion of Performance Share Units or the granting or redemption of Deferred Share Units under this Plan, including but not limited to provisions relating to the term, termination, and number of Performance Share Units or Deferred Share Units to be awarded, provided that, without shareholder approval, such amendment does not entail:

(i)	a change in the number or percentage of Shares reserved for issuance under this Plan;

(ii)	a reduction of the issue price of the Shares issued under this Plan or the cancellation and reissue of Shares;

(iii)	a reduction to the Fair Market Value used to calculate the number of Deferred Share Units to be awarded to an Eligible Executive or Eligible Director;

(iv)	an extension of the time for redemption of a Deferred Share Unit by an Eligible Executive or Eligible Director;

(v)	an extension beyond the original Restriction Period of a Performance Share Unit held by an PSU Participant;

(vi)	an increase to the maximum number of Shares that may be:

(A)	issued to Insiders within a one-year period; or

(B)	issuable to Insiders at any time,

under Share Compensation Arrangements of the Corporation, which could exceed 10% of the issued and outstanding Shares;
(vii)
an increase in the maximum number of securities (other than securities issued in respect of the relevant Director's Annual Retainer) that can be granted to Directors (other than Directors who are also Officers) under Share Compensation Arrangements of the Corporation, which could exceed such number of securities in respect of which the underlying Shares have  a Fair Market Value on the date of grant of such securities of Cdn$100,000;

(viii)	permitting Performance Share Units or Deferred Share Units to be transferable or assignable other than for normal course estate settlement purposes; or

(ix)	a change to the amendment provisions of this Plan;

(c)
any amendment in respect of the persons eligible to participate in this Plan (or any part of this Plan), provided that, without shareholder approval, such amendment does not permit non-employee Directors to:

(i)	participate as holders of Performance Share Units under Section 3 at the discretion of the Board;

(ii)	re-gain participation rights under any Section of this Plan at the discretion of the Board if their eligibility (as a class) to participate had previously been removed; or

(iii)	increase limits previously imposed on non-employee Director participation;

(d)
such amendments as are necessary for the purpose of complying with any changes in any relevant law, rule, regulation, regulatory requirement or requirement of any applicable stock exchange or regulatory authority; or

(e)	amendments to correct or rectify any ambiguity, defective provision, error or omission in this Plan or in any option agreement, Performance Share Unit Agreement or notice to redeem Deferred Share Units.

7.2	Plan Termination

The Board may terminate this Plan, or any portion of it, at any time, but no such termination will, without the consent of the PSU Participant, Eligible Executive or Eligible Director or unless required by law, adversely affect the rights of an PSU Participant, Eligible Executive or Eligible Director with respect to Performance Share Units and/or Deferred Share Units to which such person is then entitled under this Plan.
SECTION 8
 GENERAL
8.1	Effective Date of this Plan

This Plan is effective as of June 2, 2009.  All Performance Share Units and Deferred Share Units outstanding under any Predecessor Plan as at the Effective Date are hereby continued as if granted, in the case of Performance Share Units, under Section 3 or, in the case of Deferred Share Units, under Section 4 or Section 5, as appropriate, of this Plan.
8.2	Satisfaction of Performance Share Units and Deferred Share Units

(a)	Shares issuable under Section 2 will be used to satisfy the conversion of Performance Share Units into, and the redemption of Deferred Share Units for, Shares.

(b)
Notwithstanding any other provision of this Plan, the Board may authorise from time to time the purchase of Shares on the open market (by either the Corporation or a trustee) and the use of those Shares to satisfy the conversion of Performance Share Units into Shares, provided that the terms of any such authorisation shall stipulate that the relevant Shares shall be delivered to the relevant PSU Participant no later than December 31 of the third calendar year after the year in which the relevant Performance Share Units were awarded.

8.3	Administration

The Board will, in its sole and absolute discretion, but subject to applicable corporate, securities and tax law requirements:  (i) interpret and administer this Plan, (ii) establish, amend and rescind any rules and regulations relating to this Plan, and (iii) make any other determinations that the Board deems necessary or desirable for the administration of this Plan.  The Board may correct any defect or any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Board deems, in its sole and absolute discretion, necessary or desirable.  Any decision of the Board in the interpretation and administration of this Plan will be final, conclusive and binding on all parties concerned.  All expenses of administration of this Plan will be borne by the Corporation.
Notwithstanding the foregoing, the Chief Executive Officer, with prior authorisation from the Board, will have the power to allot Shares for grant under this Plan.
8.4	Delegation

The Board may, to the extent permitted by law, delegate any of its responsibilities under this Plan and powers related thereto to the Committee or to one or more officers of the Corporation and all actions taken and decisions made by the Committee or by such officers in this regard shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Corporation, and each PSU Participant, Eligible Executive and Eligible Director, and, if applicable, the estate or legal representative of any such person.
8.5	Regulatory and Shareholder Approval

Any awards made under this Plan are subject to PSU Participant, Eligible Executive or Eligible Director receipt of all necessary Regulatory Approvals and all necessary shareholder approvals, if any.
8.6	Limitations on Issue

Notwithstanding any other provision of this Plan, the number of Shares of the Corporation:
(a)
issued to Insiders within any one year under this Plan, when aggregated with the number of Shares issued to Insiders within that one year period under all other Share Compensation Arrangements of the Corporation may not exceed 10% of the issued and outstanding Shares; and

(b)
issuable to Insiders, at any time, under this Plan, when aggregated with the number of Shares that may be issuable to Insiders under all other Share Compensation Arrangements of the Corporation may not exceed 10% of the issued and outstanding Shares.

8.7	Specific Limitations on Issue to Directors

In addition to the limitations set out in Section 8.6, the number of securities (other than securities issued in respect of the relevant Director's Annual Retainer) issued to any one Director (other than Directors who are also Officers), at any time, under this Plan, when aggregated with the number of securities that may be issued to such Director under all other Share Compensation Arrangements of the Corporation may not exceed such number of securities in respect of which the underlying Shares have a Fair Market Value on the date of grant of such securities of Cdn$100,000.
8.8	Adjustments and Reorganization

(a)
The number of Shares which may be issued under, and subject to the terms and conditions of, this Plan in respect of Deferred Share Units will be subject to adjustment in the events and in the manner following:

(i)
if the Shares are subdivided or consolidated after the Effective Date, or the Corporation pays to holders of Shares of record as of a date after the Effective Date a dividend payable in Shares, the number of Shares which may be issued under this Plan will be adjusted to the number of such shares that may be issued through the combined effect of such exercise and such subdivision, consolidation or stock dividend if the time of the subdivision or consolidation or the record date of such stock dividend had been immediately after the issue of such shares; and

(ii)
if there is any capital reorganization, reclassification or other change or event affecting the Shares to which paragraph (i) above does not apply, the Board will determine (in its sole discretion) whether in the circumstances it is just and equitable that there be some alteration in the number and kind of shares issuable under this Plan and will make such amendments to the Plan as the Board may deem appropriate in the circumstances.

(b)
In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation's assets to shareholders, or any other change in the capital of the Corporation affecting Shares, such proportionate adjustment, if any, as the Board in its sole discretion may deem appropriate to reflect such change, will be made with respect to the number of outstanding Performance Share Units and/or Deferred Share Units governed by this Plan.

(c)
The existence of any Performance Share Units or Deferred Share Units shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation's capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Corporation or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation, or any amalgamation, combination, merger or consolidation involving the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

8.9	Applicable Trading Policies

The Board and each PSU Participant, Eligible Executive and Eligible Director will ensure that all actions taken and decisions made by the Board or the PSU Participant, Eligible Executive or Eligible Director, as the case may be, pursuant to this Plan comply with any applicable securities regulation and stock exchange requirements, and policies of the Corporation relating to insider trading or "blackout" periods.
8.10	Compliance with Law

(a)
This Plan, PSU Agreements and the grant of Performance Share Units and Deferred Share Units and the Corporation's obligation to deliver Shares hereunder shall be subject to all Applicable Laws.  The Corporation shall not be obligated by any provision of this Plan or any PSU Agreement or the grant of any Performance Share Unit or Deferred Share Unit hereunder to issue Shares in violation of any Applicable Law.  In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for issuances of such Shares in compliance with Applicable Law.

(b)
Subject to Section 7.1, the Corporation may, at any time and from time to time, postpone or adjust the issuance of any Shares or adjust the number of Performance Share Units or Deferred Share Units issued to any PSU Participant, Eligible Executive or Eligible Director pursuant to this Plan as the Board in its discretion may deem necessary in order to comply with any Applicable Law.

(c)
If the Shares are listed on a stock exchange, the Corporation will have no obligation to issue any Shares pursuant to this Plan unless the Shares have been duly listed, upon official notice of issuance, on the stock exchange on which the Shares are listed for trading.

(d)
None of the Corporation, the Board, the Directors, the Chief Executive Officer or any person acting pursuant to authority delegated by the Board or the Committee hereunder shall be liable to any PSU Participant, Eligible Executive, Eligible Director or any other person for any action taken (whether before or after the grant of any Performance Share Unit or Deferred Share Unit) in connection with this Plan in order to comply with Applicable Law.

8.11	Applicable Withholding Tax

The Corporation and each Subsidiary shall have the right to withhold and deduct such amounts in respect of taxes and other amounts as are required by law to be withheld or deducted ("Applicable Withholding Tax"), in such manner as it determines, including (without limitation) from the Employee's or Director's remuneration.  The Corporation may require PSU Participants, Eligible Executives and/or Eligible Directors to deliver undertakings to, or indemnities in favour of, the Corporation respecting the payment by such PSU Participants, Eligible Executives or Eligible Directors of applicable income or other taxes.  Each Employee and Director (and each legal representative of such person) is responsible for all income and other tax liability arising from any issuance of Performance Share Units, Deferred Share Units and/or Shares under or in accordance with this Plan.
8.12	No Right to Service

(a)
Neither participation in this Plan nor any action under this Plan will, or will be construed to, give any Employee or Director a right to be retained as an employee, executive officer, director or otherwise in the service of the Corporation or a Subsidiary, or interfere in any way with the right of the Corporation or a Subsidiary to terminate the Employee's employment or a Director's service at any time.

(b)	Participation in this Plan by an Employee or Director will be voluntary.

(c)	The payment of any sum of money in lieu of notice of the termination of employment will not be considered as extending the period of employment for the purposes of this Plan.

8.13	Nature of Performance Share Units and Deferred Share Units

Under no circumstances shall Performance Share Units or Deferred Share Units be considered Shares or other securities of the Corporation, nor shall they entitle any PSU Participant, Eligible Executive or Eligible Director to exercise voting rights or any other rights attaching to Shares or the ownership of Shares or other securities of the Corporation.  Performance Share Units and Deferred Share Units will only represent the right, as contemplated in Sections 3, 4 and 5, upon conversion or redemption thereof to receive Shares, and no PSU Participant, Eligible Executive or Eligible Director shall be considered the owner of the Shares by virtue of the Performance Share Units or Deferred Share Units.
8.14	No Other Benefit

Notwithstanding any other provision of this Plan, the value of a Performance Share Unit and/or a Deferred Share Unit shall always depend on the value of Shares of the Corporation and no amount will be paid to, or in respect of, an Employee or a Director under this Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, an Employee or a Director for such purpose.
8.15	Unfunded Plan

This Plan is unfunded. The Corporation shall not set aside any funds to satisfy the obligations of the Plan.
8.16	Foreign Participants

This Plan is equally open to PSU Participants, Eligible Executives and Eligible Directors in jurisdictions other than Canada.  The terms and conditions offered to foreign PSU Participants may vary and be more limited than those set forth herein, depending upon local regulations and restrictions.
8.17	U.S. PSU Participants, U.S. Executives, U.S. Directors and Section 409A of the Code

(a)
The Corporation intends that Section 4 and Section 5 comply with the requirements of section 409A of the Code insofar as this Plan pays benefits in respect of Deferred Share Units that (i) are subject to taxation under the Code, and (ii) are subject to section 409A of the Code, and has drafted and will construe and administer this Plan accordingly.

(b)
The Corporation intends that most PSUs awarded to U.S. PSU Participants will be exempt from Section 409A of the Code pursuant to U.S. Treasury Regulation 1.409A-1(b)(4) ("Short Term Deferral"). Depending on the terms of the applicable PSU Agreement, in some cases the PSUs of Retirement-Eligible U.S. PSU Participants, or other U.S. PSU Participants, will be subject to Section 409A and as to such PSUs, the Plan has been drafted to comply with Section 409A of the Code and will be construed and administered accordingly.    In such a case, if a U.S. PSU Participant becomes entitled to payment of benefits in respect of Performance Share Units under Section 3 (i.e. delivery of Shares) as a result of the PSU Participant's Separation from Service with the Corporation or a Subsidiary, and if such PSU Participant is a Specified Employee at the time of such PSU Participant's Separation from Service, then the payment (delivery of Shares) will be delayed at least six (6) months following such PSU Participant's Separation from Service with the Corporation or a Subsidiary and will occur on the first business day following the expiration of  that six (6) month period.

(c)
Neither the Corporation nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any U.S. PSU Participant, U.S. Executive, U.S. Director or any other person for any taxes, penalties, interest or like amounts that may be imposed on the U.S. PSU Participant, U.S. Executive, U.S. Director or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.

8.18	Transferability of Awards

(a)	Rights respecting Performance Share Units will not be transferable or assignable other than by will or the laws of descent and distribution.

(b)
Subject to (a) above, no Eligible Executive or Eligible Director may assign any Deferred Share Unit or any other right, benefit or interest in this Plan in respect of Deferred Share Units without the written consent of the Corporation, and any purported assignment without such consent will be void and need not be recognized by the Corporation, except that in the event of the death of the Eligible Executive or Eligible Director, the legal representatives of the Eligible Executive or Eligible Director will be entitled to receive the amount of any payment otherwise payable to the Eligible Executive or Eligible Director hereunder in respect of Deferred Share Units in accordance with the provisions hereof.

8.19	Successors and Assigns

This Plan will be binding on all successors and assigns of the Corporation and all PSU Participants, Eligible Executives and Eligible Directors, including without limitation, the estate of any PSU Participant, Eligible Executive or Eligible Director and the legal representative of such estate, and any receiver or trustee in bankruptcy or representative of the Corporation or any PSU Participant, Eligible Executive or Eligible Director.
8.20	Notice
Any notice, demand or communication ("Notice") required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered:
(a)	if to the Corporation to its Corporate Secretary at its head office; and

(b)
if to a PSU Participant, Eligible Officer or Eligible Director or to his or her personal representative to the PSU Participant, Eligible Officer, Eligible Director or personal representative in person or at the PSU Participant's, Eligible Officer's or Eligible Director's last known address shown in the records of the Corporation or any Subsidiary.

Any Notice so given shall be deemed conclusively to have been given and received when so delivered.

8.21    Severance
If any provision of this Plan shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Plan and the remaining provisions shall continue in full force and effect.
8.22	Governing Law

This Plan and all matters to which reference is made in this Plan will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.
8.23	Adoption of Plan

The adoption of this Plan has been duly authorized by the Board.

SCHEDULE A
BALLARD POWER SYSTEMS INC.
PERFORMANCE SHARE UNIT AGREEMENT
This Performance Share Unit Agreement is entered into between Ballard Power Systems Inc. (the "Corporation") and the PSU Participant named below pursuant to the Corporation's Consolidated Share Distribution Plan (the "Plan"), a copy of which is attached hereto, and confirms that:
(a)	on ____________________ (the "Award Date");
(b)	______________________________ (the "PSU Participant");
(c)	was granted ________ Performance Share Units;
(d)	having a Restriction Period [three years less one day], expiring on _________________________;
(e)	[any further conditions as established by the Committee to be inserted.]
The grant of the PSUs is made on and subject to the terms and conditions of the Plan, which are incorporated by reference herein.
By signing this Performance Share Unit Agreement, the PSU Participant acknowledges that he or she has read and understands the Plan.
IN WITNESS WHEREOF the parties hereof have executed this Performance Share Unit Agreement as of the ______ day of ____________.

BALLARD POWER SYSTEMS INC.

__________________________ PSU Participant	By: ______________________ Authorized Signatory